                        GREAT LAKES CHEMICAL CORPORATION
                            WEST LAFAYETTE, INDIANA

                            ------------------------

                    NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
                                  MAY 2, 1996

                            ------------------------

     NOTICE IS HEREBY GIVEN that the Annual Meeting of Stockholders of GREAT LAKES CHEMICAL CORPORATION (the "Corporation") will be held at the Radisson Plaza and Suite Hotel, 8787 Keystone Crossing, Indianapolis, Indiana, on Thursday, May 2, 1996, at 11:00 a.m. for the following purposes:

     1.    To elect two directors to serve until the 1999 Annual Meeting; and

     2. To transact such other business as may properly come before the meeting or any adjournment thereof.

     The Board of Directors has fixed March 4, 1996, as the date of record for the meeting, and only stockholders of record at the close of business on such date shall be entitled to vote at the meeting or any adjournment thereof.

     A proxy statement, form of proxy and a copy of the annual report of the Corporation for the year 1995 are enclosed herewith.


                                          By Order of the Board of Directors,


                                          MARY P. MCCLANAHAN
                                          Secretary

March 29, 1996

                             YOUR VOTE IS IMPORTANT

WHETHER OR NOT YOU EXPECT TO ATTEND THE ANNUAL MEETING, YOU ARE URGED TO SIGN, DATE AND RETURN THE ACCOMPANYING PROXY AS PROMPTLY AS POSSIBLE IN THE ENCLOSED REPLY ENVELOPE WHICH REQUIRES NO POSTAGE IF MAILED IN THE UNITED STATES.

                        GREAT LAKES CHEMICAL CORPORATION
  ONE GREAT LAKES BOULEVARD, P.O. BOX 2200, WEST LAFAYETTE, INDIANA 47906-0200

                            ------------------------

                                PROXY STATEMENT
                                 March 29, 1996
                                      For
                         Annual Meeting of Stockholders
                           To be Held on May 2, 1996

                            ------------------------

     The enclosed proxy is solicited on behalf of the Board of Directors (the "Board") of Great Lakes Chemical Corporation (the "Corporation"). It is for use only at the Annual Meeting of the Stockholders to be held on May 2, 1996, and at any adjournment thereof.

     As of March 4, 1996, the record date of the meeting, 64,499,617 shares of common stock of the Corporation were outstanding, and each share is entitled to one vote. Only stockholders of record at the close of business on that date will be entitled to vote at the meeting.

     Any stockholder executing a proxy retains the right to revoke it at any time prior to its use at the Annual Meeting. A proxy may be revoked by delivery of written notice of revocation to the Corporate Secretary, by execution and delivery of a later proxy, or by voting the shares in person at the Annual Meeting. If not revoked, all shares represented by properly executed proxies will be voted as specified therein.

     The election of directors requires a majority of the shares present (in person or by proxy) at the meeting and entitled to vote. Accordingly, a vote which is withheld in the election of a director will have the effect of a vote against the election of said director. Under the New York Stock Exchange rules, brokers who hold street name shares can vote in their discretion in the election of directors. A quorum will exist if the shares present, in person or by proxy, (including broker non-votes) constitute a majority of the outstanding shares.

                      PROPOSAL ONE: ELECTION OF DIRECTORS

     The Certificate of Incorporation of the Corporation provides that the number of directors shall be not less than three nor more than eleven, and shall be divided into three classes of equal size (to the extent possible), with one class to be elected each year, in rotation, for a term of three years. The Board is currently comprised of seven members, divided into one class of three members, and two classes of two members. Unless otherwise instructed, the proxy holders will vote the proxies received by them for the two nominees, Thomas M. Fulton and Robert B. McDonald, for three-year terms to expire at the Annual Meeting in 1999 and until their successors are duly elected and qualified. Nominees Fulton and McDonald are currently serving as directors and have consented to serve for the new term. Although the nominees are not expected to decline or to be unable to serve as directors, in each such event the persons named in the enclosed proxy will vote for another candidate nominated by the Board, and discretionary authority to do so is included in the proxy.

     Information in the biographies that follow is current as of March 1, 1996. None of the business organizations, other than Great Lakes Chemical Corporation, with which the named individuals maintain their principal occupation or employment is a parent, subsidiary or affiliate of the Corporation.

NOMINEES TO SERVE UNTIL THE 1999 ANNUAL MEETING

     THOMAS M. FULTON  Director since 1995. (3), (5)

     Mr. Fulton, 62, serves as president and chief executive officer of Landauer, Inc., a provider of radiation monitoring services. Prior to joining Landauer in 1978, his career included various management positions at Union Carbide, BASF, and ICN Pharmaceuticals, Inc. Mr. Fulton also serves on the boards of the Chicago Theological Seminary, South Suburban Hospital and the Bethel Community Facility.

     ROBERT B. MCDONALD  Director since 1994. (3), (4), (5), (6)

     Mr. McDonald, 59, was named chief executive officer and president of the Corporation in 1994. During his 27-year career with Great Lakes, he has served as assistant to the president; managing director of Great Lakes Chemical (Europe), Limited; vice president - engineering; senior vice president; executive vice president; and chief operating officer. He is involved with several professional organizations, including the Chemical Manufacturers Association, and serves on Purdue University's Advisory Board for the Institute of Applied Neurology and the Dean's Advisory Council for the Krannert School of Management. Mr. McDonald also serves as a director of the Lafayette Life Insurance Company, is affiliated with the Cystic Fibrosis Foundation, and is active in local civic and philanthropic organizations.

     THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR THE ELECTION OF THE ABOVE NOMINEES.

DIRECTORS SERVING UNTIL THE 1998 ANNUAL MEETING

     WILLIAM H. CONGLETON  Director since 1973. (1), (5), (6)

     Mr. Congleton, 74, is a general partner of Palmer Partners L.P., a private investment partnership. Mr. Congleton also serves as a director of Advanced Circuit Technology, Inc., as a trustee of the Lahey-Hitchcock Medical Foundation, and as an overseer of both the Boston Symphony Orchestra and the New England Conservatory of Music.

     JOHN S. DAY  Director since 1975. (1), (2), (4), (6)

     Dr. Day, 78, is vice president emeritus of Purdue University, having previously been a Herman C. Krannert Professor of Management. Until 1983, he served as vice president for Development of Purdue University and until 1979, served as dean of the Krannert School of Management at Purdue University.

     LOUIS E. LATAIF  Director since 1995. (1), (2)

     Mr. Lataif, 57, is dean of the School of Management at Boston University, a position he assumed in 1991 after a distinguished 27-year career with Ford Motor Company which included positions as vice president and general manager of Ford Division, vice president North American Sales Operations, president of Ford of Europe, and corporate vice president of Worldwide Quality and Marketing. Dean Lataif also serves on the boards of Bank Audi USA, Autocraft Industries, Unitrode Corporation and the Lahey-Hitchcock Clinic.

DIRECTORS SERVING UNTIL THE 1997 ANNUAL MEETING

     MARTIN M. HALE  Director since 1978. (1), (4), (5), (6)

     Mr. Hale, 55, non-executive chairman of the Board, is executive vice president and director of Hellman Jordan Management Company, Inc., a registered investment advisor specializing in asset management and a wholly owned subsidiary of United Asset Management Company. Prior to 1983, he was president and chief executive officer of Marsh & McLennan Asset Management Company. He also serves as a director of the Student Conservation Association, chairman of the Board of Governors of the School of The Museum of Fine Arts, Boston, and as a trustee of the Museum of Fine Arts.

     RICHARD H. LEET  Director since 1994. (2), (3), (4)

     Dr. Leet, 69, retired as vice chairman and director of Amoco Corporation in 1991 following a lifelong career with Amoco which included service as president of Amoco Chemicals Company. Dr. Leet serves as a director of Illinois Tool Works, Landauer, Inc., and Vulcan Materials Company; vice chairman of the Foundation Board of The Ohio State University; and as a trustee of Brenau University, Gainesville, Georgia. He is also currently a member of the Executive Board of the National Council of The Boy Scouts of America which he led as president in 1990-1992. Previously he served as chairman of the board of both The Industrial Health Council and The YMCA of Metropolitan Chicago.
-------------------------

(1) Member of the Audit Committee
(2) Member of the Compensation and Incentive Committee
(3) Member of the Environmental Safety and Health Committee
(4) Member of the Executive Committee
(5) Member of the Finance Committee
(6) Member of the Succession Planning Committee

                            DIRECTORS' COMPENSATION

     All directors, except Mr. McDonald, receive an annual retainer of $26,000. An additional $1,000 is paid annually to directors chairing one or more committees. The non-executive chairman of the board also receives an annual retainer of $100,000 in recognition of his expanded responsibilities. All non-employee directors receive $1,000 per day for attendance at Board or committee meetings and, with the exception of the chairman, for special assignments. Non-employee directors also receive $500 per day for participating in telephone conference meetings of the Board or of its committees. The Corporation provides each non-employee director with a term life insurance policy of $50,000 and an accidental death and dismemberment insurance benefit of $200,000. In addition, each non-employee director serving on the Board for a minimum of five years is eligible for retirement benefits, with payments beginning at the later of age 70 or the director's retirement from the Board. Annual retirement benefits are equal to the amount of the annual retainer in effect at the time of retirement and are payable for the life of the director adjusted for length of service. The fees paid to directors are reviewed each year based on industry surveys of fees paid to directors in similarly sized industrial and specialty chemical companies.

                       DIRECTORS' MEETINGS AND COMMITTEES

     The Corporation has Audit, Compensation and Incentive, Environmental Safety and Health, Executive, Finance, and Succession Planning Committees, the members of which are indicated in a preceding presentation. During 1995, the Board met six times. Leo H. Johnstone attended fewer than 75 percent of the combined total number of meetings of the Board and committees on which he served while contending with illness. Mr. Johnstone retired as a director, effective March 5, 1996. Each of the other directors attended more than 98.5 percent of the aggregate of the total number of Board and committee meetings he was required to attend.

     The Audit Committee, which met once during 1995, reviews the adequacy of internal controls and the work of the independent public accountants and internal auditors, consults with the independent public accountants concerning the audit report and the related management letter, and makes recommendations to the Board concerning the selection of independent public accountants.

     The Compensation and Incentive Committee, which met six times during 1995, makes recommendations to the Board with respect to compensation for the Corporation's executives and administers the Corporation's Employee Stock Option Plans.

     The Environmental Safety and Health Committee, which met once during 1995, assesses the Corporation's environmental, safety and health policies and performance, and makes recommendations to the Board and management regarding promoting and maintaining standards of performance.

     The Executive Committee, which convened once during 1995, is empowered to act for the Board, with certain restrictions, on behalf of the Corporation.

     The Finance Committee, which met once during 1995, and includes officers Jeffares and Ferguson in addition to board members, reviews the financial affairs of the Corporation and presents recommendations for action to the Board.

     The Succession Planning Committee, which met twice during 1995, monitors and evaluates the Corporation's management resources, structure, succession planning, executive development and selection processes; recommends to the Board criteria for board membership; and identifies candidates for election as a director. It also considers candidates recommended by stockholders for election as a director. Any such recommendation should be sent to the Corporate Secretary.

         SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

     The following table sets forth certain information with respect to the Corporation's common stock beneficially owned by: holders of more than five percent of its common stock; the directors of the Corporation; the executive officers of the Corporation included in the Summary Compensation Table set forth under the caption "Executive Compensation and Other Information" who were employed by the Corporation as of such date; and all directors and executive officers of the Corporation as a group.

                                                                AMOUNT AND NATURE        PERCENT OF
                     NAME AND ADDRESS                             OF BENEFICIAL         COMMON STOCK
                    OF BENEFICIAL OWNER                       OWNERSHIP (1)(2)(3)(4)    OUTSTANDING
-----------------------------------------------------------   ----------------------    ------------
FMR Corp...................................................          7,175,741              11.1%
Investment Advisor and Related Entities(5)
  82 Devonshire Street
  Boston, MA 02109
State Farm Mutual Automobile Insurance Company.............          5,492,600               8.5%
and Related Entities(6)
  One State Farm Plaza
  Bloomington, IL 61710
Robert B. McDonald.........................................            102,772                 *
Robert T. Jeffares(7)......................................            166,488                 *
John S. Little(8)..........................................             28,242                 *
David A. Hall(9)...........................................             49,478                 *
L. Donald Simpson(10)......................................             24,579                 *
Robert L. Hollier(11)......................................             77,105                 *
William H. Congleton(12)...................................             16,000                 *
John S. Day(13)............................................              4,100                 *
Thomas M. Fulton...........................................                300                 *
Martin M. Hale(14).........................................            215,348                 *
Leo H. Johnstone (15)......................................             13,900                 *
Louis E. Lataif............................................              2,000                 *
Richard H. Leet............................................              1,000                 *
Directors and executive officers as a group................            933,736               1.4%

-------------------------
* Less than 1%.

 (1) Information concerning persons known to the Corporation to be beneficial owners of more than 5 percent of its common stock is based upon the most recently available reports furnished by the companies on Schedule 13G as filed with the Securities and Exchange Commission.

 (2) Information concerning ownership of common stock by directors of the Corporation, named executives, and directors and executive officers as a group, as of March 1, 1996.

 (3) Unless otherwise indicated, beneficial ownership is direct, and the person indicated has sole voting and investment power.

 (4) Ownership of executive officers includes stock option shares exercisable within 60 days as disclosed in the table on options exercised and value of options at end of fiscal year.

 (5) Each of the following FMR Corp. entities has reported sole voting power to vote or to redirect the vote of 289,587 shares, and sole disposition power or power to redirect the disposition of 7,175,741 shares: Fidelity Management & Research Company reported 6,773,454 shares; Fidelity Management Trust Company reported 387,887 shares; and Fidelity International Limited reported 14,400 shares. Fidelity Management & Research Company and Fidelity Management Trust Company are both wholly owned subsidiaries of FMR Corp. Fidelity International Limited operates as an independent entity.

 (6) Each of the following State Farm entities has reported sole voting power and sole disposition power, and disclaims "beneficial ownership" as to all shares as to which each has no right to receive the proceeds of sale of the security and disclaims that it is part of a group: State Farm Mutual Automobile Insurance Company reported 3,484,800 shares; State Farm Life Insurance Company has 53,000 shares; State Farm Investment Management Corporation has 897,300 shares; and State Farm Employees Incentive and Thrift Plan reported 1,057,500 shares. State Farm Life Insurance Company is a wholly owned subsidiary of State Farm Mutual Automobile Insurance Company. State Farm Investment Management Corporation is a wholly owned subsidiary of State Farm Fire and Casualty Company, which in turn is a wholly owned subsidiary of State Farm Mutual Automobile Insurance Company.

 (7) Includes 155 shares held indirectly by Mr. Jeffares in the Corporation's 401(k) plan, 4,966 shares through spousal ownership, and 200 shares owned by his stepchildren, for which he disclaims beneficial ownership.

 (8) Includes 236 shares held indirectly by Dr. Little in the Corporation's 401(k) plan.

 (9) Includes 400 shares held by Mr. Hall's minor children in Universal Gifts to Minors Trusts in which Mr. Hall disclaims any beneficial ownership, and 828 shares held indirectly by Mr. Hall through the Corporation's 401(k) plan.

(10) Includes 768 shares held indirectly by Mr. Simpson through the Corporation's 401(k) and supplemental savings plans, and 2,000 shares through spousal ownership.

(11) Includes 1,366 shares held indirectly by Mr. Hollier through the Corporation's 401(k) and supplemental savings plans.

(12) Includes 4,400 shares held indirectly by Mr. Congleton through a trust for Mr. Congleton's grandchildren. Mr. Congleton disclaims beneficial ownership of these shares.

(13) Includes 1,400 shares owned indirectly by Dr. Day's wife.

(14) Includes 190,840 shares held by Mr. Hale as co-trustee, and 1,000 shares held by his wife as trustee for his children. Mr. Hale disclaims beneficial ownership of these 191,840 shares.

(15) Includes 13,900 shares held indirectly by Mr. Johnstone as co-trustee of a family limited partnership. Mr. Johnstone retired on March 5, 1996.

                  EXECUTIVE COMPENSATION AND OTHER INFORMATION

SUMMARY COMPENSATION TABLE

     The following table sets forth certain information regarding compensation paid during each of the Corporation's last three years to Robert B. McDonald, who served as chief executive officer and president of the Corporation during 1995, and to each of the Corporation's four other most highly compensated executive officers and John S. Little, who served as an executive officer for part of 1995 ("Named Officers").

                                                                                LONG-TERM
                                                                               COMPENSATION
                                                                                  AWARDS
                                                                               ------------
                             ANNUAL COMPENSATION (1)                            SECURITIES
                            --------------------------           ALL            UNDERLYING     ALL OTHER
    NAME AND PRINCIPAL              SALARY     BONUS        OTHER ANNUAL         OPTIONS/     COMPENSATION
          POSITION          YEAR     ($)        ($)      COMPENSATION ($)(2)    SARS(#)(3)       ($)(4)
--------------------------  ----   --------   --------   -------------------   ------------   ------------
Robert B. McDonald (5)....  1995   $608,846   $325,000                            57,500        $  7,961
  president and chief       1994    350,900    250,000                            10,000           1,125
  executive officer         1993    253,031     95,000                             7,000           2,358
Robert T. Jeffares........  1995    376,769    142,000                            19,500           4,523
  executive vice president  1994    319,500    115,000                            12,000           1,125
  and chief financial       1993    261,115    105,000                            10,000           2,358
     officer
L. Donald Simpson.........  1995    267,861    146,000                            10,400           1,850
  vice president            1994    228,592     70,000                             4,000           1,125
                            1993    210,662     35,000                             4,000           1,123
David A. Hall.............  1995    292,577     86,000                            13,000           2,457
  senior vice president     1994    254,115     75,000                            10,000           1,125
                            1993    217,615     90,000                             8,000           2,358
John S. Little (6)........  1995    337,577     29,000        $ 137,110           13,000           2,520
                            1994    282,808     95,000          138,590           11,000           1,125
Robert L. Hollier (7).....  1995    262,500     67,000                             9,750           2,417
  vice president            1994    250,000     52,000                             7,500           8,427
                            1993    223,517     60,000                             7,000          18,134

-------------------------

(1) The Corporation has a deferred compensation plan whereby certain named executives can defer salary and bonus payments. For 1995, Mr. Simpson deferred $110,000; Mr. Hall deferred $96,015; Dr. Little deferred $126,758; and Mr. Hollier deferred $52,000.

(2) None of the executives listed other than Dr. Little received perquisites or other personal benefits that exceeded the lesser of $50,000, or 10 percent of the salary and bonus for such executive.

(3) Options to acquire shares of common stock. There were no restricted stock option grants and the Corporation does not have a long-term incentive plan
     (LTIP).

(4) Includes employer matching contributions on behalf of Messrs. McDonald, Jeffares, Simpson, Hall, Little and Hollier under the Corporation's 401(k) and supplemental savings plans.

(5) Mr. McDonald assumed the position of chief executive officer and president in 1994.

(6) Dr. Little served as a senior vice president of the Corporation until June 30, 1995. As a foreign service employee, Dr. Little was provided with certain additional compensation, including $137,110 and $138,590 for 1995 and 1994, respectively, for taxes in excess of those that he would have incurred in the United States, his base country.

(7) All Other Compensation includes employer matching contributions on behalf of Mr. Hollier in the amount of $1,995 for 1995, $1,125 for 1994, and $2,358 for 1993 under the Corporation's 401(k) and supplemental savings plans. As an employee of OSCA, Inc., a wholly owned subsidiary of the Corporation, Mr. Hollier does not participate in the Great Lakes Chemical Pension Plan. OSCA employees participate in a defined contribution plan. OSCA contributed $7,679, $7,302, and $15,776 to this plan on behalf of Mr. Hollier in 1995, 1994, and 1993, respectively.

STOCK OPTION PLANS

     The Corporation has two stock option plans which provide for grants of options to key employees. Plan provisions allow grants of incentive stock options, non-qualified stock options or other stock-based awards with terms not to exceed 10 years, at an option price not less than the market value of the Corporation's shares on the date of grant.

OPTION GRANTS DURING 1995 FISCAL YEAR

     The following table provides information related to options granted to the named executive officers during the year 1995:

                     OPTION/SAR GRANTS IN LAST FISCAL YEAR

                                                                                           POTENTIAL REALIZABLE VALUE
                              NUMBER OF       % OF TOTAL                                     AT ASSUMED ANNUAL RATES
                              SECURITIES     OPTIONS/SARS                                  OF STOCK PRICE APPRECIATION
                              UNDERLYING      GRANTED TO     EXERCISE OR                       FOR OPTION TERM(3)
                             OPTIONS/SARS    EMPLOYEES IN     BASE PRICE     EXPIRATION    ---------------------------
           NAME               GRANTED(1)         1995         ($/SH)(2)         DATE          5%($)          10%($)
---------------------------  ------------    ------------   --------------   ----------    ------------   ------------
Robert B. McDonald.........     57,500           18.6%         $ 59.625        2/19/05       $2,159,916     $5,451,216
Robert T. Jeffares.........     19,500            6.3%           59.625        2/19/05          732,493      1,848,673
L. Donald Simpson..........     10,400            3.4%           59.625        2/19/05          390,663        985,959
David A. Hall..............     13,000            4.2%           59.625        2/19/05          488,329      1,232,449
John S. Little.............     13,000            4.2%           59.625        2/19/05          488,329      1,232,449
Robert L. Hollier..........      9,750            3.2%           59.625        2/19/05          366,247        924,337
Increase in Market Value to
  Common Stockholders(4)...                                                                $2.5 Billion   $6.2 Billion

-------------------------

(1) All options were granted pursuant to the 1993 Employee Stock Compensation Plan and have a term of 10 years. Each named executive officer received only a single grant in 1995. These grants are exercisable in cumulative 33 percent installments commencing no less than one year from the date of grant, with full vesting occurring by the fifth anniversary date or on the retirement of an employee over 62 years of age. For additional information regarding options, see "Employment and Change-of-Control Agreements."

(2) The option exercise price may be paid in shares of common stock owned by the executive officer, in cash, or in a combination of the foregoing.

(3) The potential realizable value portion of the foregoing table indicates the value that might be realized upon exercise of options immediately prior to the expiration of their term, assuming the specified amount of compounded rates of appreciation on the Corporation's common stock over the term of the options.

(4) Without an appreciation in the stock price, which will also benefit all stockholders, the optionees will not realize any gain. Calculated by using a common stock price of $59.625, the average shares outstanding for 1995, and assuming 5 and 10 percent compounded growth rates, the increase in market value to common stockholders is shown for comparative purposes only. It is not a prediction of future stock performance.

OPTION EXERCISES IN FISCAL YEAR 1995 AND VALUE OF OPTIONS AT DECEMBER 31, 1995

     The following table provides information related to options exercised by the named executive officers during the 1995 fiscal year and the number and value of options held at the fiscal year-end. The Corporation has not issued any stock appreciation rights.

OPTION EXERCISES IN FISCAL YEAR 1995 AND VALUE OF OPTIONS AT END OF FISCAL YEAR

                                                               NUMBER OF SECURITIES            VALUE OF UNEXERCISED
                                                              UNDERLYING UNEXERCISED               IN-THE-MONEY
                                                                    OPTIONS AT                      OPTIONS AT
                           SHARES                             DECEMBER 31, 1995 (#)          DECEMBER 31, 1995 ($)(1)
                        ACQUIRED ON          VALUE         ----------------------------    ----------------------------
        NAME            EXERCISE (#)    REALIZED ($)(1)    EXERCISABLE    UNEXERCISABLE    EXERCISABLE    UNEXERCISABLE
---------------------   ------------    ---------------    -----------    -------------    -----------    -------------
Robert B. McDonald...      --                --               57,960          66,500       $ 2,031,450      $ 711,563
Robert T. Jeffares...      --                --              117,666          30,834         5,351,375        241,313
L. Donald Simpson....      --                --               14,001          14,399            53,750        128,700
David A. Hall........      --                --               36,104          22,332           897,259        160,875
John S. Little.......      --                --               17,672          23,666           147,721        164,875
Robert L. Hollier....       4,000          $ 200,000          64,166          17,084         2,609,250        120,559

-------------------------

(1) Value based on market value of the Corporation's common stock at date of exercise or end of fiscal year minus the exercise price multiplied by the number of shares to which the exercise relates.

PENSION PLAN

     The Corporation has a non-contributory defined benefit pension plan covering substantially all U.S. employees. The Corporation also has non-qualified supplemental retirement plans ("SERPs"). These SERPs provide for benefits which, except for the application of the limits of Section 415 and
Section 401(a)(17) of the Internal Revenue Code, would have been payable to employees under the pension plan, and gives an employee approximately the same retirement benefits he would have received had he been with the Corporation 35 years at the time of his retirement. The retirement benefits are computed using the average of the compensation for the highest three consecutive years. Payments under the SERPs will be paid by the Corporation out of its general assets. The table below shows the estimated annual straight life annuity benefits payable to participants of both the defined benefit plan and SERPs upon retirement at age 65. The benefits indicated in the table reflect a reduction for Social Security benefits, as provided in the plan benefit formula.

     The following table shows the estimated annual benefits payable upon normal retirement under the pension plan as augmented by SERPs.

                                                                ESTIMATED ANNUAL BENEFITS
                                                                NUMBER OF YEARS OF SERVICE
                                                       --------------------------------------------
                ANNUAL COMPENSATION                       15          20          25          30
----------------------------------------------------   --------    --------    --------    --------
$ 200,000...........................................   $ 46,811    $ 62,415    $ 78,019    $ 93,623
   300,000..........................................     71,561      95,415     119,269     143,123
   400,000..........................................     96,311     128,415     160,519     192,623
   500,000..........................................    121,061     161,415     201,769     242,123
   600,000..........................................    145,811     194,415     243,019     291,623
   700,000..........................................    170,561     227,415     284,269     341,123
   800,000..........................................    195,311     260,415     325,519     390,623
   900,000..........................................    220,061     293,415     366,769     440,123

     Annual compensation covered by the plan is defined as gross pay which is essentially identical to the total salary and bonus compensation reported for the six named individuals listed in the Summary Compensation Table. Credited years of service under the plans as of December 31, 1995, were: Mr. McDonald, 27; Mr. Jeffares, 12; Dr. Little, 14; Mr. Hall, 12; and Mr. Simpson, 4. Mr. Hollier is not a participant in the Corporation's pension plan.

SAVINGS PLANS

     Substantially all U.S. employees of the Corporation are eligible to participate, upon employment, in the Great Lakes Savings Plan [401(k)]. Employees may elect to contribute up to 15 percent of their pay into the plan, subject to certain limits prescribed by Section 402 (g) of the Internal Revenue Code. The Corporation makes a matching contribution of $.50 for each dollar of an employee's contribution of the first two percent of pay. An additional matching contribution of $.50 for each dollar that an employee contributes on the next two percent of pay is made if the Corporation's after-tax profits for the year exceed 130 percent of the annual average after-tax profits for the two preceding years. Employees determine how their salary deferrals and matching contributions are invested by selecting from several investment options, including the Corporation's common stock. All deferrals and contributions are placed in individual accounts and held in trust.

     A non-qualified supplemental savings plan provides participants with the benefits which, except for the limitations of OBRA '93, they would have received under the Great Lakes Savings Plan, as amended. Payments under this supplemental plan are paid by the Corporation out of its general assets.

EMPLOYMENT AND CHANGE-IN-CONTROL AGREEMENTS

     The Corporation recognizes that establishing and maintaining a strong management team is essential to protecting and enhancing the interests of the Corporation and its stockholders. In order to ensure management stability and the continuity of key management personnel, the Corporation has entered into agreements with each of the named individuals in the Summary Compensation Table and with other executive officers of the Corporation. The material terms and conditions of these agreements provide that if, following a Change-in-Control of the Corporation, the Corporation or a successor terminates the employment of any covered executive officer other than for cause or disability, or any such executive officer terminates his employment with the Corporation for good reason, then such executive officer will, with certain limitations, receive a payment equal to three times the sum of his then annual salary and the highest annual bonus paid or awarded to him in the year in which such termination occurs or either of the two full calendar years immediately preceding the year of termination. In addition, all stock options issued to such executive officer will become immediately exercisable. The Corporation will also continue the participation of such executive officer in the Corporation's or a successor's life, disability, health and other benefit plans (or provide equivalent benefits) for a maximum period of three years after termination. These agreements may be terminated by the Corporation at any time except in the event there is a Change-in-Control of the Corporation.

               REPORT OF THE COMPENSATION AND INCENTIVE COMMITTEE
              OF THE BOARD OF DIRECTORS ON EXECUTIVE COMPENSATION

     The Compensation and Incentive Committee (the "Committee") of the Board is responsible for approving and administering the programs which compensate the executive officers of the Corporation. The Committee, comprised of four independent non-employee directors, recognizes that the Corporation's future success depends upon attracting and retaining superior performance-oriented key executives, and it is committed to maintaining a strong, positive link between business performance, strategic goals and employee compensation and benefit programs.

     All compensation programs are approved by the Committee which also reviews corporate and individual performance in conjunction with the full Board. The Committee administers and grants awards under all executive compensation plans and ensures that compensation levels are externally competitive and internally equitable. It is responsible for approving the overall compensation of the chief executive officer and other key executives and providing them with the opportunity to earn total compensation commensurate with their contributions to the success of the Corporation.

COMPENSATION COMPONENTS

     Corporate and individual performances are recognized through both short- and long-term incentive compensation plans designed to align and satisfy the interests of executives and stockholders. The total compensation program consists of three components: base salary, which reflects the executive's level of responsibility and individual performance; annual incentive compensation awards in the form of cash bonuses, which reflect both corporate and individual performance; and long-term incentive compensation in the form of stock options, which create value only if the price of the Corporation's shares appreciates. The latter two components provide at-risk compensation which is linked directly to business results and stockholder returns. The Committee considers all elements of compensation when determining an individual's total compensation.

BASE SALARIES

     Each year the Committee reviews the base salary of the chief executive officer and, in consultation with the chief executive officer, reviews the base salaries of corporate officers. When evaluating the base salaries of the executive officers, the Committee considers level and scope of responsibility, experience, corporate and business unit performance and individual performance. In addition, the Committee reviews various compensation surveys of similarly sized industrial and specialty chemical companies to help establish competitive base pay and total compensation. The specialty chemical compensation surveys are prepared by consultants using information available to them and includes primarily the same companies that are included in the following performance graph.

ANNUAL AWARDS (BONUSES)

     The purpose of the Corporation's Management Incentive Compensation Plan is to provide incentive compensation in the form of cash bonuses to those management employees who have a broad impact on performance. The plan which includes executive officers, managers and other selected key employees provides additional incentive for superior performance. The awards granted under the 1995 Management Incentive Compensation Plan were based on the degree of success in achieving individual, as well as pre-determined corporate and business unit goals. The corporate goal for 1995 was based on pre-tax earnings per share and business unit goals were based on operating income.

LONG-TERM INCENTIVE COMPENSATION (STOCK OPTIONS)

     Long-term incentive compensation is comprised of annual grants of stock options which are designed to encourage key employees to remain with the Corporation by providing them with a long-term interest in the Corporation's overall performance and to motivate them to maximize long-term stockholder value. Stock options are generally granted annually and cannot be exercised for at least one year from the date of grant. Options expire after ten years.

     A Stock Option Grant Guideline provides clear and consistent guidance for the granting of stock options and direction on participation eligibility, administration of the program, the timing of option grants and the size of grants. Stock option awards are based on corporate and individual performance. The grant ranges were developed based on competitive surveys. The Committee does not take into consideration options already outstanding in determining the number of stock options granted to a particular employee in any year.

CHIEF EXECUTIVE COMPENSATION

     Consistent with all other executive officers, the chief executive's compensation was based on a combination of individual performance and overall corporate performance. Mr. McDonald's total compensation includes base salary, incentive compensation and stock options.

     In 1995, Mr. McDonald's base compensation was increased to $625,000. The Committee considers Mr. McDonald's leadership to be instrumental to the continued success of the Corporation, and that his compensation is merited by his performance and contributions. Based on the criteria established in the 1995 Management Incentive Compensation Plan for targeted earnings and individual performance, Mr. McDonald was granted a bonus of $325,000 on February 20, 1996. An option to purchase 57,500 shares of the Corporation's common stock was granted to Mr. McDonald on February 20, 1995, based on achievement of corporate and individual goals established for the 1995 Stock Option Grant Guidelines. This option was granted at an exercise price equal to the fair market value of the common stock on the date of grant and has a term of ten years with a three-year vesting schedule.

DEDUCTIBILITY OF COMPENSATION

     The Committee considered the effect of the Revenue Reconciliation Act of 1993 on executive compensation. None of the Corporation's officers received covered compensation in excess of $1 million dollars in 1995. The Committee will continue to review the deductibility of the Corporation's compensation programs on a year-by-year basis.

SUMMARY

     The strong leadership provided by the Corporation's senior executives has positioned the Corporation for further expansion into global markets and will enable it to capitalize on the opportunities that lie ahead. The Committee believes that the objectives of the Corporation's executive compensation programs closely align the long-term interests of the Corporation and are consistent with those of other companies in its peer group.

     This report is submitted by the members of the Compensation and Incentive Committee.

                                            Compensation and Incentive Committee
                                            John S. Day
                                            Leo H. Johnstone
                                            Louis E. Lataif
                                            Richard H. Leet

                             COMPENSATION COMMITTEE
                      INTERLOCKS AND INSIDER PARTICIPATION

     The Compensation and Incentive Committee is composed of four members, none of whom is or has been a former employee of the Corporation, and there are no Compensation and Incentive Committee interlocks.

                         STOCK PRICE PERFORMANCE GRAPH

     The graph below compares the cumulative total return to stockholders on the common stock of the Corporation for the last five years to the cumulative total return on the S&P 500 Composite and S&P Specialty Chemical Indices over the same period.

            GREAT LAKES CHEMICAL CORPORATION VS. S&P EQUITY INDICES
                  TOTAL RETURN TO STOCKHOLDERS OVER FIVE YEARS

                                                                      Value of $100 Investment Made December 31, 1990**
                                                          -------------------------------------------------------------------------
                                                          12/31/90     12/31/91     12/31/92     12/31/93     12/31/94     12/31/95
                                                          --------     --------     --------     --------     --------     --------

S&P 500 Composite Index                                    $100.00      130.47       140.41       154.56       156.60       215.45

S&P Chemicals (Specialty) Index                            $100.00      141.17       149.56       170.53       148.87       195.67

Great Lakes Chemical Corporation [GLK]                     $100.00      180.49       219.61       237.79       182.82       232.49




**Year-end Total Return to Stockholders with dividends reinvested and no purchase commissions.

                          SECTION 16 (a) REQUIREMENTS

     Section 16 (a) of the Securities Exchange Act of 1934, as amended, requires the Corporation's directors and officers, and persons who own more than 10 percent of a registered class of the Corporation's equity securities, to file initial reports of ownership and reports of changes in ownership of the Corporation's equity securities with the Securities and Exchange Commission (the "SEC") and the New York Stock Exchange. Such persons are required by SEC regulations to furnish the Corporation with copies of all Section 16 (a) forms they file.

     Based upon a review of the copies of the forms furnished to the Corporation, and written representations from certain reporting persons that no Forms 5 were required, the Corporation believes that during the fiscal 1995 year all filing requirements applicable to its officers and directors were met with the exception of an initial ownership report, Form 3, which was filed late by Mr. Fulton.

                    INFORMATION RESPECTING THE CORPORATION'S
                         INDEPENDENT PUBLIC ACCOUNTANTS

     The principal independent public accountants of the Corporation, selected by the Board for 1996, are Ernst & Young LLP, Indianapolis, Indiana. Representatives of Ernst & Young LLP are expected to be present at the Annual Meeting of Stockholders, and will have the opportunity to make a statement if they should desire to do so. They are also expected to be available to respond to appropriate questions.

                 STOCKHOLDER PROPOSALS AND DIRECTOR NOMINATIONS
                          FOR THE 1997 ANNUAL MEETING

     The Corporation anticipates holding its 1997 Annual Meeting of Stockholders on Thursday, May 1, 1997.

     Under the regulations of the Securities and Exchange Commission, any stockholder desiring to make a proposal to be acted upon at the 1997 Annual Meeting of Stockholders must present such proposal to the Secretary of the Corporation at its principal office in West Lafayette, Indiana, not later than November 30, 1996, in order for the proposal to be considered for inclusion in the Corporation's proxy statement.

     Stockholder proposals or director nominations not included in a proxy statement for an annual meeting must comply with the advance notice procedures and information requirements set forth in the Bylaws of the Corporation in order to be properly brought before that Annual Meeting of Stockholders.

                                 OTHER MATTERS

     As of the date of this proxy statement, management is not aware of any matters to be presented at the meeting other than the matters specifically stated in the Notice of Meeting and discussed in the proxy statement. If any other matter or matters are properly brought before the meeting, the persons named in the enclosed proxy have discretionary authority to vote the proxy on each such matter in accordance with their judgment.

     The cost of preparing, assembling, and mailing the proxy material and of reimbursing brokers or other persons holding stock in their names or in the names of their nominees for their expenses in sending proxies and proxy material to the beneficial owners will be borne by the Corporation. Solicitations may further be made by officers and regular employees of the Corporation, without additional compensation, by use of the mails, telephone, facsimile, or personal calls.

                                            By order of the Board of Directors,

                                            MARY P. MCCLANAHAN
                                            Secretary
March 29, 1996

                  PLEASE SIGN, DATE AND RETURN YOUR PROXY CARD

PROXY                                                                  PROXY
1996                                                                   1996

                        GREAT LAKES CHEMICAL CORPORATION
          THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

        The undersigned hereby appoints ROBERT B. MCDONALD, ROBERT T. JEFFARES, AND MARY P. MCCLANAHAN, and each of them with full power of substitution, as the proxy of the undersigned, to attend the Annual Meeting of Stockholders to be held on Thursday, May 2, 1996, at 11:00 a.m. and any adjournment thereof, and to vote the stock the undersigned would be entitled to vote, if present, on the items listed on the reverse side of this proxy card.

      THIS PROXY WILL BE VOTED AS SPECIFIED; OR IF NO CHOICE IS SPECIFIED,
               IT WILL BE VOTED FOR BOTH NOMINEES FOR DIRECTORS.

/ /Mark here for address change

-------------------------------
NEW ADDRESS

-------------------------------

-------------------------------               (PLEASE SIGN ON THE REVERSE SIDE)

                      GREAT LAKES CHEMICAL CORPORATION
    PLEASE MARK VOTE IN OVAL IN THE FOLLOWING MANNER USING DARK INK ONLY. /x/


1996  The board recommends a VOTE FOR ITEM 1                           For All
 P                                                      For  Withheld  Except     Nominee Exception
 R  1.Election of Director Nominees: Thomas M. Fulton   / /    / /
 O    and Robert B. McDonald                                                      ---------------------------------
 X
 Y  2.In their discretion, the Proxies are authorized   For  Against   Abstain
      to vote upon any other matter which may properly  / /    / /      / /
      come before the meeting.
                                                                                                                            ,1996
                                                                                  -----------------------------------------------
                                                                                  Signature                    Date

                                                                                                                            ,1996
                                                                                  -----------------------------------------------
                                                                                  Signature                    Date

                                                                                  Please sign exactly as your name appears. Joint
                                                                                  owners should each sign personally. Where
                                                                                  applicable, indicate your official position or
                                                                                  representation capacity.


STOCKHOLDERS ARE URGED TO MARK, DATE, SIGN AND RETURN THIS PROXY PROMPTLY USING THE ENCLOSED ENVELOPE. NO POSTAGE IS REQUIRED IF MAILED IN THE UNITED STATES.